Exhibit 10.33

EXECUTION VERSION

SEPARATION AGREEMENT

SEPARATION AGREEMENT, dated August 8, 2016 (the “Effective Date”), between Valeant Pharmaceuticals International, Inc. (“Valeant”) and Robert R. Chai-Onn (“Employee” and together with Valeant, the “Parties”).

WHEREAS, Employee serves as Valeant’s Executive Vice President, General Counsel and Chief Legal Officer, Head of Corporate and Business Development pursuant to a letter agreement entered into on January 13, 2014 (the “Employment Agreement”);

WHEREAS, Employee’s employment with Valeant will be terminated by Valeant without Cause (as defined in the Employment Agreement) effective as of the Termination Date (as defined below);

WHEREAS, during the period commencing on the Effective Date and ending on the Termination Date, Employee will serve as an officer of Valeant in the role of Vice President of Legal and cease serving as Executive Vice President, General Counsel and Chief Legal Officer, Head of Corporate and Business Development; and

WHEREAS, Valeant and Employee desire to enter into this Separation Agreement (this “Agreement”) to set forth the Parties’ agreement as to Employee’s entitlements and obligations in connection with his termination of employment with Valeant.

NOW THEREFORE, in consideration of the mutual covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency whereof is hereby acknowledged, the Parties hereto agree as follows:

1.	Termination Date; Change in Title. The Parties agree that Employee’s employment with Valeant will terminate on October 8, 2016 or such later date that is mutually agreed upon by the Parties (the “Termination Date”). Effective as of the Effective Date, Employee will cease serving as Valeant’s Executive Vice President, General Counsel and Chief Legal Officer, Head of Corporate and Business Development. During the period commencing on the Effective Date and ending on the Termination Date (the “Interim Period”), Employee will serve as an officer of Valeant in the role of Vice President of Legal and will report to Valeant’s General Counsel. During the Interim Period, Employee’s annual compensation and benefits (including travel pursuant to the existing executive-level travel policy) shall remain unchanged. Effective as of the Termination Date, Employee will automatically resign from all positions he held in any capacity as an officer, director, benefit plan trustee or otherwise with respect to Valeant and its subsidiaries.

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Remuneration Upon Termination. The Parties acknowledge that in connection with Employee’s termination of employment with Valeant on the Termination Date, in addition to any Accrued Obligations (as defined in the Employment Agreement), and subject to Employee executing the general release of claims attached hereto as Annex A (the “Release”) and the applicable seven (7) calendar day revocation period expiring (the date upon which such revocation expires being referred to hereinafter as the “Release Effective Date”) within sixty (60) days following the Termination Date, Employee shall receive, in full satisfaction of all amounts payable by Valeant to Employee under any agreement, plan or policy to which Employee is a party or under which payment is due in respect of Employee’s employment or termination of employment:

(a)	a lump sum cash payment equal to two (2) times the sum of Employee’s (A) annual base salary plus (B) target bonus, in each case as of the Effective Date (less applicable withholding amounts), payable within ten (10) business days following the Release Effective Date;

(b)	a lump sum cash payment equal to the remaining balance of the “special retention award” granted to Employee pursuant to the terms of the retention letter agreement, dated May 4, 2016, between Employee and Valeant (the “Retention Letter Agreement”), payable within ten (10) business days following the Release Effective Date;

(c)	an annual bonus in respect of the 2016 fiscal year in an amount equal to the product of (A) the lesser of (x) the bonus Employee would have been entitled to receive based on actual achievement against the stated performance metrics for the 2016 fiscal year bonus plan or (y) Employee’s target bonus as of the Effective Date and (B) a fraction, the numerator of is the number of days in 2016 through the Termination Date and the denominator of which is 365, payable (less applicable withholding amounts) on the date bonuses are normally paid to Valeant’s executives under the annual bonus plan, but in no event later than March 15, 2017;

(d)	for a period of two (2) years following the Termination Date, continued coverage for Employee and his dependents under any health, medical, dental or vision program or policy on the same basis as active executive employees, at the rates applicable to active executive employees (it being understood that such programs or policies shall remain subject to change from time to time); provided, that such coverage may be reduced by Valeant to the extent that Employee obtains replacement coverage following the Termination Date;

(e)	until the earlier of (A) twelve (12) months following the Termination Date and (B) the date Employee secures full-time employment, outplacement services through one or more firms of Employee’s choosing up to an aggregate of $20,000; and

(f)	any outstanding equity compensation awards held by Employee as of the Termination Date shall be treated in accordance with the applicable terms of the Employment Agreement, Retention Letter Agreement and individual award agreements.

3.	Confidentiality. Employee confirms that he will comply with any existing confidentiality agreement or arrangement between Employee and the Company or any of its affiliates, pursuant to the terms of any such agreement or arrangement.

4.	Defend Trade Secrets Act. Pursuant to Section 7 of the Defend Trade Secrets Act of 2016 (which added 18 U.S.C. § 1833(b)), Employee acknowledges that Employee shall

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not have criminal or civil liability under any federal or State trade secret law for the disclosure of a trade secret that (A) is made (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. Nothing in this Agreement is intended to conflict with 18 U.S.C. § 1833(b) or create liability for disclosures of trade secrets that are expressly allowed by such Section.

5.	Non-Disparagement. Employee agrees not to make written or oral statements about Valeant, its subsidiaries or affiliates, or its directors, executive officers or non-executive officer employees that are negative or disparaging. Valeant, its subsidiaries and affiliates shall not, and Valeant shall cause its directors and executive officers to not, make written or oral statements about Employee that are negative or disparaging. Notwithstanding the foregoing, nothing in this Agreement shall preclude Employee, Valeant, its subsidiaries and affiliates, and Valeant’s directors and executive officers from communicating or testifying truthfully to the extent required by law to any federal, state, provincial or local governmental agency or in response to a subpoena to testify issued by a court of competent jurisdiction.

6.	Covenant Not to Solicit. Employee agrees to continue to be bound by Section 10 of the Employment Agreement, pursuant to the terms thereof.

7.	Other Valeant Policies. Employee agrees that he shall continue to be bound by and comply with the terms of the Standards of Business Conduct, the compensation recoupment policy and any other policies of Valeant and its affiliates, in each case to the extent that any such policies survive termination of employment.

8.	Indemnification. To the extent legally permitted, Employee shall be entitled to indemnification and advancement of expenses to the same extent as provided in Valeant’s articles, and, if applicable, pursuant to any indemnification agreement between Employee and Valeant, in each case, as in effect on the Effective Date.

9.

Section 409A; Other Tax Matters. The Parties intend for the payments and benefits under this Agreement to be exempt from Section 409A or, if not so exempt, to be paid or provided in a manner which complies with the requirements of such section, and intend that this Agreement shall be construed and administered in accordance with such intention. Any payments that qualify for the “short-term deferral” exception or another exception under Section 409A shall be paid under the applicable exception. For purposes of the limitations on nonqualified deferred compensation under Section 409A, each payment of compensation under this Agreement shall be treated as a separate payment of compensation. To the extent required in order to avoid accelerated taxation and/or tax penalties under Section 409A, (i) amounts that would otherwise be payable and benefits that would otherwise be provided pursuant to this Agreement during the six (6) month period immediately following Employee’s separation from service shall instead be paid on the first business day after the date that is six (6) months following his termination of employment (or upon his death, if earlier) and (ii) in no event shall the timing of Employee’s execution of the Release, directly or indirectly, result in Employee designating the calendar year of payment, and if a payment that is subject to execution of

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the Release could be made in more than one taxable year, based on timing of the execution of the Release, payment shall be made in the later taxable year. Notwithstanding any other provision of this Agreement, Valeant may withhold from amounts payable under this Agreement all amounts that are required or authorized to be withheld, including, but not limited to, federal, state, local and foreign taxes required to be withheld by applicable laws or regulations.

10.	Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New Jersey, without regard to the application of any choice-of-law rules that would result in the application of another state’s laws.

11.	Entire Agreement. This Agreement sets forth the entire agreement between Employee and Valeant concerning the termination of Employee’s employment and supersedes any other written or oral promises concerning the subject matter of this Agreement, including, without limitation, those set forth in the Employment Agreement and the Retention Letter Agreement. No waiver or amendment of this Agreement will be effective unless it is in writing, refers to this Agreement, and is signed by Employee and Valeant’s Chief Executive Officer.

[Signature Page Follows]

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IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first set forth above.

VALEANT PHARMACEUTICALS INTERNATIONAL, INC.

By:	/s/ Joseph C. Papa
Joseph C. Papa

/s/ Robert R. Chai-Onn
Robert R. Chai-Onn

ANNEX A

General Waiver & Release

This Legal Release (“Release”) dated as of the last date executed below (the “Release Date”) is between Valeant Pharmaceuticals International, Inc. (“Valeant”) and Robert R. Chai-Onn (“Employee”).

Employee Release. Employee, on behalf of himself, and Employee’s heirs, executors, administrators, and/or assigns, does hereby RELEASE AND FOREVER DISCHARGE Valeant, together with its parents, subsidiaries, affiliates, predecessors, and successor corporations and business entities, past, present and future, and its and their agents, directors, officers, employees, shareholders, insurers and reinsurers, and employee benefit plans (and the trustees, administrators, fiduciaries, agents, insurers, and reinsurers of such plans) past, present and future, and their heirs, executors, administrators, predecessors, successors, and assigns (collectively, the “RELEASEES”), of and from any and all legally waivable claims, causes of actions, suits, lawsuits, debts, promises, agreements and demands whatsoever in law or in equity, known or unknown, suspected or unsuspected, which Employee or which Employee’s heirs, executors administrators, or assigns hereafter ever had, now have, or may have, from the beginning of time to the date Employee executes this Release arising out of or attributable to Employee’s employment, consultancy, directorship or other service relationship with Valeant or any Releasees or the termination of such relationship or service. This general waiver and release does not include any claims, causes of actions, suits, lawsuits, debts, and demands whatsoever in law or in equity, known or unknown, suspected or unsuspected which may come into existence post the date of this Release.

The claims being waived and released include, without limitation:

(a)	any and all claims of violation of any foreign or United States federal, state, provincial and local law arising from or relating to Employee’s recruitment, hire, employment and termination of employment with Valeant;

(b)	any and all claims of wrongful discharge, emotional distress, defamation, misrepresentation, fraud, detrimental reliance, breach of contractual obligations, promissory estoppel, negligence, assault and battery, and violation of public policy;

(c)	all claims to disputed wages, compensation, and benefits, including any claims for violation of applicable state laws relating to wages and hours of work;

(d)

any and all claims for violation of any state or federal statute or regulation relating to termination of employment, unlawful discrimination, harassment or retaliation under applicable federal, state and local constitutions, statutes, laws, and regulations (which includes, but is not limited to, the Age Discrimination in Employment Act, as amended (“ADEA”), Title VII of the Civil Rights Act of 1964, 42 U.S.C. 1981, the Employee Retirement Income Security Act (“ERISA”), the Family and Medical Leave Act of 1993, the Americans with Disabilities Act, the Rehabilitation Act, the Equal Pay Act, the Worker Adjustment and Retraining

Notification Act, the New Jersey Law Against Discrimination and Conscientious Employee Protection Act, the California Fair Employment and Housing Act and the California Family Rights Act), the Ontario Employment Standards Act, 2000, Human Rights Code, and Workplace Safety and Insurance Act; and

(e)	any and all claims for monetary damages and any other form of personal relief.

In waiving and releasing any and all claims against the Releasees, whether or not now known to Employee, Employee understands that this means that, if Employee later discovers facts different from or in addition to those facts currently known by Employee, or believed by Employee to be true, the waivers and releases of this Release will remain effective in all respects — despite such different or additional facts and Employee’s later discovery of such facts, even if Employee would not have agreed to this Release if Employee had prior knowledge of such facts.

Notwithstanding any provision of this Release to the contrary, by executing this Release, Employee is not waiving and releasing any and all claims Employee may have for:

(a)	unemployment, state disability and/or paid family leave insurance benefits pursuant to the terms of applicable state law;

(b)	continuation of existing participation in Valeant-sponsored group health benefit plans under the United States federal law known as “COBRA” and/or under any applicable state counterpart law;

(c)	any benefit entitlements that are vested as of the date of termination pursuant to the terms of a Valeant-sponsored benefit plan, policy or other arrangement, whether or not governed by the United States federal law known as “ERISA”;

(d)	violation of any foreign or United States federal, state or local statutory and/or public policy right or entitlement that, by applicable law, is not waivable;

(e)	any claims, causes of actions, suits, lawsuits, debts, or demands whatsoever arising out of or relating to Employee’s right to enforce the terms of this Release or the Separation Agreement between Employee and Valeant dated as of August 8, 2016 (the “Separation Agreement”);

(f)	any rights or claims for indemnification under any written agreements with any of the Releasees, the charter, articles, by-laws or operating agreements of Valeant or any of its subsidiaries, or under applicable law or any rights as an insured, or to coverage, under any director’s and officer’s liability insurance policy;

(h)	any wrongful act or omission occurring after the date Employee signs this Release.

Nothing in this Release shall prevent Employee from filing a charge with the Equal Employment Opportunity Commission (or similar state or local agency) or participating in any investigation conducted by the Equal Employment Opportunity Commission (or similar state or local agency); provided, however, that Employee acknowledges and agrees that Employee shall not be entitled to any personal monetary recovery in connection with such a charge or investigation.

No Admission. Nothing about the fact or content of this Release shall considered to be or treated by Employee or Valeant as an admission of any wrongdoing, liability or violation of law by Employee or by any Releasee.

Consideration & Revocation Periods; Effective Date. Employee acknowledges that (a) Valeant has advised him in this writing of his right to consult with an attorney prior to signing this Release; (b) he has carefully read and fully understands all of the provisions of this Release, and (c) he is entering into this Release, including the releases set forth herein, knowingly, freely and voluntarily in exchange for good and valuable consideration to which he would not be entitled in the absence of signing this Release. Employee has twenty-one (21) calendar days to consider this Release, although Employee may sign it sooner, but not before the Termination Date (as defined in the Separation Agreement).

In addition, for the period of seven (7) calendar days after the date Employee signs this Release (“7-day Revocation Period”), Employee may revoke it by delivering written notice of revocation to Valeant by hand-delivery or by facsimile or e-mail transmission using the street, facsimile or e-mail address for Valeant stated below.

Because of this 7-day Revocation Period, this Release will not become effective and enforceable until the eighth calendar day after the date Employee signed it, provided that Employee has delivered Employee’s signed Release to Valeant, and Employee did not revoke the Release.

Delivery to Valeant. Employee should return this Release, signed by Employee (and any notice of revocation, if applicable) to:

Valeant Pharmaceuticals International, Inc.

400 Somerset Corporate Boulevard

Bridgewater, NJ 08807

Attn: General Counsel

Judicial Interpretation/Modification; Severability. In the event that this Release shall be held to be void, voidable, unlawful or, for any reason, unenforceable, the Release shall be voidable at the sole discretion of Valeant.

Changes to Release. No changes to this Release can be effective except by another written agreement signed by Employee and by Valeant’s Chief Executive Officer.

Complete Agreement. Except for the Separation Agreement and any equity or other employee benefit plans, programs or policies referenced herein or therein as surviving this Release, this Release, assuming it is executed and not revoked during the 7-day Revocation Period, cancels, supersedes and replaces any and all prior agreements (written, oral or implied-in-fact or in-law) between Employee and Valeant regarding all of the subjects covered by this Release. This Release together with the Separation Agreement and any equity or other employee benefit plans, programs or policies referenced herein or therein as surviving this Release, is the full, complete and exclusive agreement between Employee and Valeant regarding all of the subjects covered by this Release, and neither Employee nor Valeant is relying on any representation or promise that is not expressly stated in this Release.

I HAVE READ THIS RELEASE. I UNDERSTAND THAT I AM GIVING UP IMPORTANT RIGHTS. I AM AWARE OF MY RIGHT TO CONSULT WITH AN ATTORNEY OF MY OWN CHOOSING DURING THE CONSIDERATION PERIOD, AND THAT VALEANT HAS ADVISED ME TO UNDERTAKE SUCH CONSULTATION BEFORE SIGNING THIS RELEASE. I SIGN THIS RELEASE FREELY AND VOLUNTARILY, WITHOUT DURESS OR COERCION.

Date:
Robert R. Chai-Onn

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